Exhibit 10.13

April 16, 2020

Andrew L. Guggenhime

Dear Andrew,

I am pleased to offer you a position with SutroVax, Inc. (the “Company”) as Chief Financial Officer and Chief Business Officer (“CFO & CBO”) reporting directly to me. on the following terms (collectively, the “Agreement”). If you accept our offer, your first day of employment will be on or before May 11, 2020, or as otherwise mutually agreed (“Start Date”).

As CFO & CBO, you will lead our Finance, Accounting, Business and Corporate Development, Strategy, Communications (including Investor Relations, Corporate Communications, Public Relations and Employee Communications) and Facilities functions.

You will receive a base salary of $400,000.00 per annum ($33,333.33 monthly), which will be paid semi-monthly in accordance with the Company’s normal payroll procedures (“Base Salary”). Your Base Salary will be subject to review for potential increase at least annually. You will also be eligible to earn an annual cash bonus with a value up to 30.0% of your Base Salary (“Annual Bonus”), prorated for 2020 based on your Start Date. The actual amount of the Annual Bonus will be determined at the sole discretion of the Company’s Board based upon measures of Company performance and is not earned until paid. Any Annual Bonus will be paid within two and one-half (2.5) months after the end of the calendar year to which the Annual Bonus relates.

As an employee, you will be eligible to receive certain employee benefits including participation in the Company Option Plan. The details of these employee benefits are explained in Exhibit A. You should note that the Company may modify job titles, salaries and benefits from time to time as it deems necessary.

SutroVax, Inc., 353 Hatch Drive, Foster City, CA 94404

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice.

Effective on your Start Date, the Company will enter into with you: (i) the Executive Change in Control and Severance Agreement attached as Exhibit B; and (ii) the Indemnity Agreement attached as Exhibit C.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other activities that conflict with your obligations to the Company. Notwithstanding the above, nothing prohibits you from holding any interest in any investment funds or other passive investments or ownership of no more than five percent (5%) of the equity securities of any publicly traded company. In addition, the Company consents to you serving on two (2) non-competing Boards, provided you disclose the identity of the Boards to the Company in advance. In that regard, you have already disclosed your current service on the Board of Metacrine, Inc. and the Company consents to your continued service on that Board during your employment with the Company. You agree not to bring any third-party confidential information to the Company, including that of your former employers, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company’ Employee Handbook.

SutroVax, Inc., 353 Hatch Drive, Foster City, CA 94404

As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (“CIIA”) which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you and the Company are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a mutually-agreed, neutral arbitrator who shall issue a written opinion including essential findings of fact and conclusions of law, (iv) the arbitration shall provide for adequate discovery, (v) in resolving any matter, the arbitrator will strictly follow the substantive law applicable to the dispute, claim or controversy and the arbitrator’s authority and jurisdiction will be limited to determining the dispute in conformity with applicable law as to liability, damages and remedies, to the same extent as if the dispute was determined by a court without a jury, (vi) the Company will pay all the costs unique to arbitration, including all administrative costs and arbitrator fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law; and (vii) except if prohibited by law, the prevailing party in any arbitration will be entitled to an award of reasonable attorneys’ fees and costs, in addition to any other relief, if so determined by the arbitrator.

This Agreement will in all respects be governed by the laws of the State of California, without regard to its conflict of law rules. In the event of any conflict between the terms of this Agreement and the terms of any other agreement between you and the Company, the terms of this Agreement will be controlling. This Agreement will inure to the benefit of, be binding on, and enforceable by the parties and their successors, heirs, representatives, and assigns. The Company will require any successors or assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

This Agreement, including its exhibits and any documents referenced in it or Exhibit A, constitutes the entire agreement between you and the Company regarding the terms of your employment with the Company and supersedes any prior representations or agreements regarding such employment, including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This Agreement, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the CEO of the Company and you.

SutroVax, Inc., 353 Hatch Drive, Foster City, CA 94404

To accept the Company’s offer, please sign and date this letter in the space provided below. This offer of employment will terminate if it is not accepted, signed and returned by April 20, 2020.

We look forward to your favorable reply and to working with you at SutroVax

We look forward to your favorable reply and to working with you at SutroVax.

Sincerely,

/s/ Grant E. Pickering
Grant E. Pickering
President & CEO
SutroVax, Inc.

Attachments:

Employee Benefits (Exhibit A)

Executive Change in Control and Severance Agreement (Exhibit B)

Indemnity Agreement (Exhibit C)

Accepted and agreed to:

Signature:	/s/ Andrew Guggenhime
Printed Name:	Andrew Guggenhime
Date:	April 17, 2020

SutroVax, Inc., 353 Hatch Drive, Foster City, CA 94404

Exhibit A

Employee Benefits

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Initial Equity Grant. Subject to approval by the Company’s Board, within seven (7) days of your Start Date, you will be granted an option to purchase 885,032 shares of the Company’s Common Stock, representing 1.35% of the capital stock of the Company (the “Base Option”), calculated on a fully-diluted basis, consisting of all outstanding capital stock of the Company (on an as-converted to common stock basis), plus all outstanding stock options or warrants, as well as the authorized but unused share reserve for the Company’s equity incentive plan (“Fully Diluted Capitalization”). The exercise price for the Base Option will be the fair market value of the Company’s common stock on the date of the grant, as reasonably determined by the Company’s Board. The Base Option will vest over four (4) years, with 25% vesting on the first anniversary of the Start Date and 1/36 of the remaining portion vesting monthly thereafter.

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Anti-Dilution. If the Company issues shares of capital stock in connection with a financing or similar transaction at any time prior to an initial public offering or Change in Control (“Financing”), subject to approval by the Company’s Board, within 30 days after the initial closing of such Financing, you will be granted an additional stock option (the “True-Up Option”) to purchase at least such number of additional shares of the Company’s common stock such that your total stock option grants represent 1.35% of the Fully Diluted Capitalization of the Company immediately following such Financing; provided that, the Company will only be obligated to issue a True-Up Option in an amount equal to 98,336 shares (subject to adjustment for stock splits, combinations and the like), which number, when taken together with the Base Option, represents 1.5% of the Fully Diluted Capitalization of the Company as of the Start Date. For the avoidance of doubt, none of the issuance of shares pursuant to the exercise of stock options or other equity awards, future increases of the Company’s authorized share reserve, or shares issuable to Lonza pursuant to the Company’s manufacturing arrangements will be considered in determining your entitlement to True-Up Option grants as described in this paragraph. Any True-Up Option will have the then current fair market value per share and vest over four (4) years, with 25% vesting on the first anniversary of the grant date and 1/36 of the remaining portion vesting monthly thereafter, unless a shorter vesting schedule or other more favorable terms for you are specified by the Company’s Board at the time the grant is made. Excepting value and vesting, the remaining terms of the Base Option shall apply to any True-Up Option.

SutroVax, Inc., 353 Hatch Drive, Foster City, CA 94404

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Additional Equity Terms. The Base Option and any True-Up Option will be an incentive stock option to the maximum extent permitted by applicable law and will be governed by the SutroVax, Inc. 2014 Equity Incentive Plan and respective Stock Option Agreements, which will be consistent in all respects with the terms of this Agreement and any applicable Change in Control and Severance Agreement. Once all or any portion of any stock option granted to you (including the Base Option and/or any True-Up Option) becomes vested, the vested options will be immediately exercisable and no longer subject to any forfeiture, clawback or Company repurchase rights. You will have at least three (3) months following the termination of your employment for any reason to exercise any vested stock options.

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Employee Benefit Plans. You will be eligible for Medical, Dental, Vision, Life, Short-term Disability and Long-term Disability insurance benefits applicable to all similarly situated employees. You will also be eligible to participate in the Company’s 401(k) Plan, Flexible Spending Plan(s) (FSA), Health Savings Plan (HSA) and Commuter Plan.

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Sabbatical. The Company consents to you taking a sabbatical of up to four (4) weeks during the first six (6) months of your employment; provided, you submit proposed dates to the CEO for approval (which approval will not be unreasonably withheld) and ensure all your essential responsibilities are covered and addressed during the sabbatical period.

•	The Company will reimburse you for all reasonable business expenses, in accordance with the Company’s expense reimbursement policies.

SutroVax, Inc., 353 Hatch Drive, Foster City, CA 94404